STAAR SURGICAL’S LASIK ALTERNATIVE EXPANDS U.S. MARKET GAINS

-Visian ICL Second Quarter Sales Already Exceed Q1 2008 and Q2 2007 Levels

-STAAR Announces Internet Marketing Campaign with Leading Visian ICL Surgeons

MONROVIA, CA, June 12, 2008—STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced that Visian ICL™ (Implantable Collamer Lens) sales in the U.S. for the second quarter have already exceeded the total sales for both the first quarter of 2008 and the second quarter of 2007. The company also announced the launch of its first viral marketing initiative, a national consumer video competition, “BEYOND LASIK – the Visian ICL™,” which will begin with local contests driven by leading Visian ICL surgeons throughout the U.S.

“The Visian ICL continues to expand its U.S. market presence,” said Barry G. Caldwell, President and CEO of STAAR Surgical. “We have seen several factors contribute to the Visian ICL’s strong sales growth including new media attention to the Visian ICL as an alternative for LASIK, additional consumer awareness that not all potential refractive patients are candidates for LASIK and the Visian ICL Growth Program™ for physicians and practice refractive administrators. Additionally, Visian ICL patients reported over a 99% satisfaction rate in a five-year follow up of participants in the original FDA clinical study. All of these could help explain the accelerating growth of the Visian ICL at a time when reports continue on the decline of LASIK procedures and the softness of the economy in the U.S.,” added Mr. Caldwell.

In April the Visian ICL Growth Program was developed in collaboration with Dr. Brian Boxer Wachler to train on the key elements required to build a successful Visian ICL practice. Dr. Boxer Wachler has developed a thriving Visian ICL practice and was recently featured on the NBC News Today show performing bilateral implants of the Visian ICL in his office suite. The Program consists of a series of nine webinars of which four have been completed. The Program’s final five webinars will focus on helping physicians identify the right patients to whom they should present the Visian ICL alternative as well as showing how to effectively manage patient calls and visits, and how to maintain a continuous list of patients interested in the Visian ICL. The next webinar will be on June 17, 2008 at 6 p.m. PT and new participants can register at: http://www.visianvip.com/iclgrowthprogram/registration.php.

“The average number of Visian ICL procedures among our Advocate group has increased by approximately 25 percent since the end of 2007,” Mr. Caldwell added. “During the first two months of the second quarter, we’ve added five new Advocates, and we now have 30 Visian ICL Advocates compared to 18 at year end. STAAR Visian ICL Advocates have an average run rate to perform more than 100 procedures on an annualized basis.”

Concurrently with patient and FDA attention to potential complications associated with LASIK, STAAR announced plans for a consumer awareness campaign for the Visian ICL, based around surgeons’ practices which will be called “BEYOND LASIK – the Visian ICL.” Prospective Visian ICL patients will be invited to submit a one-minute video on why they opted for Visian versus other options, potentially including LASIK, earning them the possibility of winning a no-charge procedure. Finalists from local practices will be entered in a national internet-based contest in which the winning submission will be selected based on the most votes from site visitors.

“ ‘BEYOND LASIK– the Vision ICL,’ will allow patients to creatively share their own decisions and thinking on what they want for their vision, and gives voice to the growing awareness of Visian ICL’s benefits and potentially the simultaneously robust discussions occurring around LASIK. This is another tool in a comprehensive program to continue to develop and sustain our recent growth curve in the U.S. market,” commented Mr. Robin Hughes, Vice President of Marketing. “The contest will be presented to the Visian ICL Advocates during the final weeks of June and we anticipate that local contests will begin in July which will then be followed by the nationwide contest of the local winners.”

About STAAR Surgical
STAAR is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. More information is available at http://www.staar.com.

“BEYOND LASIK –the Visian ICL” will be administered through participating local practices in the United States only. STAAR is not soliciting and does not accept entries. After announcement see your local participant for rules and entry information. “BEYOND LASIK – the Visian ICL” may not available in your region.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any statements of the plans, strategies, and objectives of management for future operations, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the possibility that a decline in general economic conditions will decrease U.S. demand for elective procedures and reduce ICL sales, our limited capital resources and limited access to financing, negative publicity resulting from past correspondence with the FDA and the integrity hold placed on our clinical activities, the challenge of managing foreign subsidiaries, the willingness of surgeons and patients to adopt a new product and procedure and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. There can be no assurance that the rate of growth in U.S. sales of Visian ICL experienced in the year to date will continue. Reported sales performance for the first quarter STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Contacts:	Investors EVC Group Doug Sherk, 415-896-6820 Dahlia Bailey, 415-896-6820	Media EVC Group Chris Gale, 646-201-5431